INCORPORATED UNDER THE LAWS OF THE STATE OF MINNESOTA

NUMBER

SHARES

EMPI, INC.

Common Stock

Restrictions on transfer on reverse side.

This certifies that Specimen is the owner and registered holder of Specimen——- Shares of fully-paid and non-assesable Common Stock of Empi, Inc., $.01 par value per share transferable only on the books of the corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed.

IN WITNESS WHEREOF, the said corporation has caused this certificate to be signed by its duly authorized officers and to be sealed with the seal of the corporation this

day of            , 2004

Secretary

President